Exhibit (a)(5)(I)

Exhibit (a)(5)(I)

6 January 2015 Jean-Jacques Bienaimé Chief Executive Officer BioMarin Pharmaceutical Inc.

Safe Harbor Statement This non-confidential presentation contains‘forward-looking statements’about the business prospects of BioMarin Pharmaceutical Inc., including potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of BioMarin’s product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission such as 10-Q, 10-K and 8-K reports. 2

Additional Information This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding ordinary shares of Prosensa Holding N.V. described in this presentation is being made pursuant to a tender offer statement on Schedule TO, filed by BioMarin Pharmaceutical Inc., BioMarin Falcons B.V. and BioMarin Giants B.V. with the SEC on December 12, 2014. Prosensa Holding N.V. filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on December 12, 2014. INVESTORS AND SECURITY HOLDERS OF PROSENSA ARE URGED TO READ BOTH THE SCHEDULE TO (AND THE INCLUDED OFFER TO PURCHASE) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY HAVE BEEN AND MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TERMS OF THE OFFER, THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all shareholders of Prosensa Holding N.V. at no expense to them from BioMarin by directing a request to Morrow & Co., LLC, the information agent for the tender offer, atprosensa.info@morrowco.com; (800)-267-0201; or 470 West Avenue, Stamford, CT 06902. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

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Exciting 2015! 5

Multiple Portfolio Events in 2015 Drisapersen* Complete NDA submission to FDA 1Q 2015 MAA application to EMA 2Q 2015 PEG PAL for PKU Results from Pivotal Phase 3 1Q 2016 BMN 673 for mBRCA BC Enrollment completion of Phase 3 2H 2015 BMN 701 for Pompe Proof of concept switch study results 4Q 2015 BMN 111 for Achondroplasia Phase 2 results 2Q 2015 BMN 190 for CLN2 Phase 1/2 results 4Q 2015 BMN 270 for Hemophilia A CTA filing 1Q 2015 BMN 250 for MPS IIIB IND filing Mid-2015 * Assumes acquisition of Prosensa closes as planned 6

BioMarin: A Welcoming Place 7

History of Successful Dutch-American Ties 8

BioMarin and Prosensa—Meeting of the Minds Bond of Union by M.C. Escher 9

Prosensa Potential—Patients, Science and Pipeline First to file in the U.S. for the treatment of Duchenne muscular dystrophy Our belief that the totality of drisapersen data combined with the significant unmet medical need of this patient population provide a path to early approvals Largest data set in DMD comprising three placebo-controlled studies and two long-term open label studies, treating over 300 patients New Drug Application (NDA) with Breakthrough Therapy designation currently under rolling review based on existing data; complete NDA submission expected 1Q15; MAA in EMA expected 2Q15 In-line with FDA guidance, two confirmatory post-approval studies to support accelerated approval planned to begin 1H15 Issued U.S. patents through 2023; EU through 2021; potential for extensions Low dose that supports sub-cutaneous route of administration Anticipated low COGS and available manufacturing capacity to meet market demand 10

BioMarin and Prosensa Together we can change the course of DMD in many of the different DMD diseases Leverage the exhaustive work Prosensa has done on DMD Leverage BioMarin’s extensive experience getting orphan drugs approved Leverage our global commercial infrastructure and leadership in orphan disease market Leverage our ability to deeply go into a disease state and build on successes, like we did with MPS—3 therapies for 3 types of MPS and 1 in development 11

Leveraging our Worldwide Commercial Infrastructure Presence in 50 countries with 190+ FTEs 12

MPS VI Patients Living into Adulthood syndrome Data tracking patients of patients over a with 10 year MPS period VI or Maroteaux-Lamy who had been on treatment with Naglazyme® (galsulfase) Suggests that patients treated with Naglazyme 1. Lived longer 2. Long-term improvement in endurance 3. Experienced improvement in pulmonary function and growth Reinforces the accepted thinking that early intervention with an enzyme replacement can make a big difference to patients Patients who never thought they would become adults now are addressing moving into adulthood—a wonderful challenge to face Going to college, working, getting married, having kids!!!!! We want to replicate our successes in MPS and make a big difference for DMD patients, too. 13

Who is BioMarin? 14

Efficient Product Development Track Record IND to Approval is Less than Half the Industry Average 5 Years/$102M 5 Years$100M 3 Years/$59M 5 Years /$300M IND Filing (or Equivalent) 5 years 10 years Time to Approval 15

The CenterWatch Monthly The fastest drug developers (2000 -2013) Median clinical Median NDA Total median duration approval duration duration (in months) (in months) (in months) Janssen (J&J) 47 10 57 Abbott 47 9 56 Sanofi 51 13 64 Shire 55 19 73 BioMarin 55 6 61 Source: CenterWatch 2014 study of 307 drugs approved between 2000 and 2013 “BioMarin has been incredibly effective at creating a culture that has a sense of urgency tied to its purpose. There is an openness to innovation and seeing things that other people don’t see,” -Henry Fuchs, M.D., executive vice president and chief medical officer At BioMarin, the company’s emphasis on developing therapies for children with rare diseases helps keep its teams focused on the fastest possible track to getting a drug into the hands of patients. -CenterWatch Monthly 16

External Recognition 17

2014 was BioMarin’s Most Productive Year …… 2015 will be more productive 5 Marketed Products to Generate over $700M in 2014 Revenues Most Diverse Product Pipeline in Orphan-drug Industry 5 Potential Products Currently in the Clinic; 3 new INDs in 2015 Vimizim to Generate ~$100M in First Four Quarters of Sales Prosensa Could Drive Significant Near-term Upside 18

Robust Clinical Development Portfolio Pre-clinical Phase 1 Phase 2 Phase 3 Next Milestone Drisapersen – DMD* Talazoparib – PEG PAL for PKU BMN 673 – PARP inhibitor for mBC BMN 701 – Pompe Disease BMN 111—Achondroplasia BMN 190 – Batten Disease BMN 270 Factor VIII BMN 250 rhNAGLU-IGF2 1Q15 Completion of NDA/ 2Q15 submission of MAA in EU 1Q16 Phase 3 data 2H15 Enrollment completion 4Q15 POC results 2Q15 Data from Phase 2 trial 4Q15 Data from Phase 1/2 trial 1Q15 CTA filing Mid-2015 IND filing * Assumes acquisition of Prosensa closes as planned 19

We See Opportunities in Products Others Don’t 2003 Kuvan for PKU Approved 2007 2005 Vimizim for MPS IV-A Approved 2014 2007 BMN 111 for achondroplasia Phase 2 2008 BMN 190 for NCL2 Phase 1/2 2010 BMN 701 for Pompe disease Phase 2/3 2011 BMN 250 for MPS IIIB Preclinical 2014 Drisapersen, PRO044, PRO045, PRO053, … 20

But really, who is BioMarin? 21

Meet Kevin Hill 22

What does this mean for you? 23

THANK YOU 24